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                          April 20, 2021

       Eric Sprink
       Chief Executive Officer
       Coastal Financial Corporation
       5415 Evergreen Way
       Everett, WA 98203

                                                        Re: Coastal Financial
Corporation
                                                            Registration
Statement on Form S-3
                                                            Filed April 13,
2021
                                                            File No. 333-255210

       Dear Mr. Sprink:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Susan
Block at 202-551-3210 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Finance